EXHIBIT 99
News Release
FOR IMMEDIATE RELEASE
November 12, 2009

Contact:	Jeff. D. Kniese
President and Chief Executive Officer
Telephone: 937-548-4158
GREENVILLE FEDERAL FINANCIAL CORPORATION REPORTS EARNINGS FOR THE FIRST QUARTER ENDED SEPTEMBER 30, 2009
Greenville, Ohio, November 12, 2009. Greenville Federal Financial Corporation (the “Corporation”) (OTCBB: GVFF), today announced the Corporation’s financial results for the first fiscal quarter. For the quarter ended September 30, 2009, the Corporation reported net income of $62,000, or $0.03 per diluted share, compared to a net loss of $1.2 million, or $0.56 per share, for the same quarter in 2008, and a net loss of $78,000, or $0.04 per diluted share, for the quarter ended June 30, 2009.
During the first quarter of fiscal year 2009, the Corporation incurred a non-cash impairment charge on investment securities of approximately $1.4 million resulting from an investment by the Corporation’s subsidiary, Greenville Federal, in the AMF Ultra Short Mortgage Fund (the “Fund”). The Fund stabilized in the second half of fiscal year 2009, and no impairment charge was necessary in either of the two quarters ended September 30, 2009. At September 30, 2009, the Corporation’s investment in the Fund ended in an unrealized gain position of $462,000. The change in performance of the Fund is the primary reason for the quarter-to-quarter improvement in net income. As of September 30, 2009 Greenville Federal’s investment in the Fund had a fair market value of $12.0 million.
In addition to the impairment charge, the increase in net income from the first quarter of fiscal year 2009 to the same quarter of fiscal year 2010 reflected a decrease of $40,000, or 74.1%, in federal income taxes, partially offset by an increase of $70,000, or 100.0%, in provision for losses on loans, a $26,000, or 2.4%, decrease in net interest income and a $25,000, or 2.3%, increase in general, administrative and other expense.
The decrease in net interest income was attributed to a $122,000 decrease in interest income and a $96,000 decrease in interest expense. The increase in general, administrative and other expense was due primarily to a $75,000 increase in other operating expenses, partially offset by a $63,000 decrease in data processing expense. The increase in other operating expenses was attributed to a $52,000 increase in audit and accounting expense and a $36,000 increase in FDIC insurance premiums.
Comparing the quarter ended June 30, 2009, to the quarter ended September 30, 2009, net interest income decreased less than 3%, the provision for losses on loans remained the same, other income decreased 9.2% and general, administrative and other expense decreased 17.6%. The decrease in general, administrative and other expense from the June quarter to the September quarter was primarily due to the previously reported FDIC special assessment and the compensation benefits related to the change in chief executive officers in the June quarter.
The Corporation reported total assets of $120.9 million at September 30, 2009, total liabilities of $101.9 million, including deposits of $74.9 million, and total stockholders’ equity of $19.0 million, with no material changes from June 30, 2009.
Greenville Federal Financial Corporation is the holding company for Greenville Federal, a federally chartered savings bank headquartered in Greenville, Ohio. Greenville Federal attracts deposits from, and makes loans in, the Ohio counties of Darke, Preble, Auglaize, Miami, Shelby and Mercer and the Indiana counties of Randolph and Wayne.

GREENVILLE FEDERAL FINANCIAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In thousands)

	September 30,	June 30,
	2009	2009
	(Unaudited)
ASSETS

Cash and cash equivalents	$5,098	$4,474
Investment securities	12,044	11,899
Loans receivable	92,499	91,663
Other assets	11,294	11,534

Total assets	$120,935	$119,570

LIABILITIES AND STOCKHOLDERS’ EQUITY

Deposits	$74,944	$72,918
Advances from the FHLB	25,896	26,903
Other liabilities	1,083	1,135

Total liabilities	101,923	100,956

Stockholders’ equity	19,012	18,614

Total liabilities and stockholders’ equity	$120,935	$119,570

GREENVILLE FEDERAL FINANCIAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

	Three months ended
	September 30,
	2009	2008

Total interest income	$1,612	$1,734
Total interest expense	567	663

Net interest income	1,045	1,071
Provision for losses on loans	70	—

Net interest income after provision for losses on loans	975	1,071
Other income	226	227
Impairment charge on investment securities	—	1,392
General, administrative and other expense	1,125	1,100

Income (loss) before income taxes	76	(1,194)
Income taxes	14	54

NET INCOME (LOSS)	$62	$(1.248)

EARNINGS (LOSS)
PER SHARE — basic and diluted	$0.03	$(0.56)